Exhibit 10.8

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 24, 2021, is entered into by and among BuzzFeed, Inc. (formerly known as 890 5th Avenue Partners, Inc.), a Delaware corporation (the “Company”), 200 Park Avenue Partners, LLC, a Delaware limited liability company (“Sponsor”), and Jonah Peretti and each of his Permitted Transferees that become party to this Agreement pursuant to Section 10.2 (each a “Stockholder”, and collectively the “Stockholders”).

RECITALS

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of June 24, 2021 (as may be amended from time to time, the “Merger Agreement”), with BuzzFeed, Inc., a Delaware corporation (“Legacy BuzzFeed”), Bolt Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub II”), pursuant to which, among other transactions, Merger Sub I is merging with and into Legacy BuzzFeed (the “Merger”) with Legacy BuzzFeed surviving the Merger as a wholly owned subsidiary of the Company (Legacy BuzzFeed, in its capacity as the surviving company of the Merger, is referred to as the “Surviving Entity”), in exchange for Legacy BuzzFeed’s stockholders receiving shares of the Company’s capital stock;

WHEREAS, as promptly as practicable following the Closing, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the Merger, the “Mergers”) with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

WHEREAS, in connection with the Mergers, the Stockholders have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Merger (the “Closing”), each of the Stockholders will Beneficially Own (as defined below) the respective number of shares of Common Stock set forth on Annex A hereto;

WHEREAS, the Stockholders in the aggregate Beneficially Own (as defined below) shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company; and

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Stockholder may change from time to time, in accordance with the terms of (x) the Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”) and (y) the Bylaws of the Company, as it may be amended and/or restated from time to time (the “Bylaws”), which changes shall be reported by such Stockholder in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree to the following:

1.             Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Beneficial Ownership” by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock (whether such acquisition may be made within sixty (60) days or a longer period), but excluding shares of stock underlying unexercised options or warrants; provided, that, for purposes of calculating Beneficial Ownership by a Person, Voting Shares Beneficially Owned by such Person shall not be double-counted with Voting Shares Beneficially Owned by such Person’s Affiliates and any group in which such Person is a member. The term “Beneficially Owned” shall have a correlative meaning.

“Lock-Up Period” means the period of time described in Section 1.13 of the Eighth Amended and Restated Investors’ Rights Agreement dated June 24, 2021, by and among the Company, Investors and Holders (as defined therein) (the “IRA”).

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Merger Agreement, the Charter or the Bylaws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board of Directors (the “Board”) and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares (as defined below) Beneficially Owned by such party, (iii) causing the adoption of stockholders’ resolutions and amendments to the Charter or Bylaws of the Company, including executing written consents in lieu of meetings, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Permitted Transferees” shall have the meaning ascribed to such term in the Merger Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

2.             Agreement to Vote. During the term of this Agreement, each Stockholder shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or Beneficially Owned by, such Stockholder, from time to time and at all times, including any and all Voting Shares (as defined below) of the Company acquired and held in such capacity subsequent to the date hereof, in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such Stockholder to elect and/or maintain in office as members of the Board those individuals designated by the Sponsor pursuant to Section 3 and to otherwise effect the intent of the provisions of this Agreement. Each of the Stockholders agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Except as explicitly provided in this Agreement, each Stockholder is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Stockholder. For purposes of this Agreement, the term “Voting Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

3.           Board of Directors.

3.1         Size of the Board. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company shall take all Necessary Action to (i) cause, effective immediately following the Effective Time (as defined in the Merger Agreement), the Board to be comprised of seven (7) directors and (ii) ensure that the size of the Board remains at seven (7) directors, except as may otherwise be approved by the Board.

3.2         Board Composition. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company and the Stockholders shall take all Necessary Action to ensure that the following persons shall be elected to the Board:

3.2.1         one (1) director, designated from time to time by the Sponsor (the “Sponsor Designee”), which Sponsor Designee shall initially be Adam Rothstein; and

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3.2.2         two (2) directors, designated from time to time by the Sponsor and approved by Jonah Peretti (the “Mutual Designees”), which Mutual Designees shall initially be Greg Coleman and Angela Acharia.

3.3         Resignation; Removal; Vacancies.

3.3.1         Any director may resign at any time upon written notice to the Board.

3.3.2         (A) the Sponsor shall have the exclusive right to remove the Sponsor Designee from the Board and (B) the Sponsor shall have the exclusive right, in accordance with Subsection 3.2.1, to designate a director for election to the Board to fill the vacancy created by reason of death, removal or resignation of the Sponsor Designee, and the Company and the Stockholders shall take all Necessary Action to cause any such vacancy to be filled by a replacement Sponsor Designee as promptly as reasonably practicable.

3.3.3        (A) the Sponsor and Jonah Peretti shall have the exclusive right to remove the Mutual Designees from the Board, and the Company and the Stockholders shall take all Necessary Action to cause the removal of any such Mutual Designee at the written request of the Sponsor and Jonah Peretti and (B) the Company and Jonah Peretti shall have the exclusive right, in accordance with Subsection 3.2.2, to designate a director for election to the Board to fill the vacancy created by reason of death, removal or resignation of any Mutual Designee, and the Company shall take all Necessary Action to cause any such vacancy to be filled by a replacement Mutual Designee as promptly as reasonably practicable.

3.6        Voting. The Company and each Stockholder agrees not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated.

4.           Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants to the Company, the Sponsor and the other Stockholders, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

4.1          Organization; Authority. If Stockholder is a legal entity, Stockholder (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Stockholder is a natural person, Stockholder has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by Stockholder. This Agreement constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.2         No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity (as defined in the Merger Agreement) or other Person on the part of Stockholder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Stockholder’s ability to perform his, her or its obligations pursuant to this Agreement. If Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Stockholder’s obligations hereunder. If Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.3         No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Stockholder is a legal entity, conflict with or violate any provision of the organizational documents of Stockholder, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to Stockholder’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Stockholder’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Legal Proceeding (as defined in the Merger Agreement) pending or, to the knowledge of a Stockholder, threatened, against such Stockholder or any of Stockholder’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

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4.4         Ownership of Shares. Stockholder Beneficially Owns his, her or its Voting Shares free and clear of all encumbrances, other than as set forth in the IRA, A&R Registration Rights Agreement (as defined in the Merger Agreement) and this Agreement. Except pursuant to this Agreement, the Merger Agreement and the A&R Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Stockholder does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

5.           No Other Voting Trusts or Other Arrangement. Each Stockholder shall not, and shall not permit any entity under such Stockholder’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

6.           Additional Shares. Each Stockholder agrees that all securities of the Company that may vote in the election of the Company’s directors that such Stockholder purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

7.           No Agreement as Director or Officer. Stockholder is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (as defined in the Merger Agreement) (if Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Stockholder’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

8.           Termination. This Agreement shall terminate automatically (without any action by any party hereto) on the earlier of the date which is three (3) years from the date of this Agreement and such time that Sponsor beneficially owns no shares of the Company. Notwithstanding the foregoing, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to Beneficially Own any Voting Shares.

9.         Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Stockholders shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholders and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholders.

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10.         Miscellaneous.

10.1        Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to Company, to: BuzzFeed, Inc., 111 East 18th Street, New York, NY 10003, with a copy (which shall not constitute notice) to Fenwick & West LLP, 902 Broadway, New York, NY 10010, Attn: Mark C. Stevens; Dawn Belt; Ethan A. Skerry; Aman Singh, Email: mstevens@fenwick.com; dbelt@fenwick.com; eskerry@fenwick.com; asingh@fenwick.com, if to the Sponsor, to: 200 Park Avenue Partners, LLC, 14 Elm Place, Suite 206, Rye, New York 10580, Attn: Manager, with a copy to BraunHagey & Borden LLP, 351 California Street, San Francisco, CA 94104, Attn: Daniel J. Harris and Jason R. Sanderson, and, if to any Stockholder, to the address or email address, as applicable, of such party set forth on Annex A hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 10.1.

10.2       Assignment; No Third Party Beneficiaries.

10.2.1    Subject to Section 10.2.3, this Agreement and the rights, duties and obligations of the Company, as the case may be, hereunder may not be assigned or delegated by the Company, as the case may be, in whole or in part.

10.2.2    Prior to the expiration of the Lock-Up Period applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Voting Shares by such Stockholder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Following the expiration of the Lock-Up Period applicable to a Stockholder, such Stockholder may not transfer Voting Shares to a Permitted Transferee unless it also assigns or delegates to such Permitted Transferees such Stockholder’s rights, duties and obligations under this Agreement with respect to such transferred Voting Shares.

10.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Stockholders, which shall include Permitted Transferees. In the event that the Sponsor is dissolved or cancelled, the Sponsor may assign its rights, duties and obligations under this Agreement to its members or any of them in the Sponsor’s sole and absolute discretion.

10.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

10.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company, the Sponsor or the Stockholders unless and until the Company, the Sponsor and the Stockholders shall have received (i) written notice of such assignment as provided in Section 10.1 hereof and (ii) a counterpart signature page hereto pursuant to which such assignee shall confirm his, her or its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee. Any transfer or assignment made other than as provided in this Section 10.2 shall be null and void.

10.3       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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10.4       Jurisdiction. Any proceeding based upon or arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably consents to the exclusive jurisdiction and venue of such courts, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.

10.5       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

10.6       Amendments and Modifications. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the Sponsor and the Stockholders holding a majority of the shares of capital stock of the Company held by the Stockholders; provided, however, that any amendment of Section 3.2 or Section 3.3 in a manner that is materially adverse to Jonah Peretti shall require the consent of Jonah Peretti. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.7           Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8           Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.9           Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

BUZZFEED, INC.

By:	/s/ Jonah Peretti
Name:	Jonah Peretti
Title:	Chief Executive Officer

SPONSOR:

200 PARK AVENUE PARTNERS, LLC

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Manager

STOCKHOLDERS:

JONAH PERETTI

By:	/s/ Jonah Peretti

JONAH PERETTI, LLC

By:	/s/ Jonah Peretti
Name:	Jonah Peretti
Title:	Authorized Person

[Signature Page to Voting Agreement]

Annex A

Stockholder	Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Shares of Class C Common Stock Beneficially Owned	Options Beneficially Owned
Jonah Peretti
Jonah Peretti, LLC